Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES THIRD QUARTER RESULTS; REAFFIRMS FOURTH QUARTER OUTLOOK

-- Raises Full Year Earnings Outlook Given Stronger Than Projected Third Quarter Results --

HOUSTON, TX, November 21, 2002 -- Stage Stores, Inc. (Nasdaq: STGS) today announced results for its third quarter and first nine months ended November 2, 2002, reaffirmed its outlook for the fourth quarter and updated its outlook for the full fiscal year ending February 1, 2003.

Third Quarter Results

For the 13-week period ended November 2, 2002, net income was $10.2 million, or $0.50 per diluted share, versus the Company's previously provided guidance of $9.3 million to $9.7 million, or $0.46 to $0.48 per diluted share. Total sales for the quarter increased 4.4% to $204.4 million from $195.8 million in the year-ago period. Comparable store sales increased 2.9% compared to the 2001 third quarter.

As previously reported, actual results for the third quarter of last year include certain charges and expenses, as well as an extraordinary item, related to the Company's Chapter 11 reorganization activities and subsequent emergence from bankruptcy. With these items included, the Company's reported net loss for the period, before the extraordinary item, was $36.1 million, or $1.81 per share on both a basic and diluted basis. Net income as reported after the extraordinary item was $229.9 million, or $11.51 per share. On a proforma basis, with all of these items excluded, net income for last year's third quarter was $11.6 million, or $0.58 per diluted share (details of the proforma financial presentation are described below).

Additional milestones achieved during the third quarter included:

  Seven new stores opened on October 24th
  One store remodeled

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Stage Stores Announces
Third Quarter Results;
Discusses Earnings Outlook

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  Three stores relocated
  Roll out of new point-of-sale system completed

  $10.0 million increase in the Company's Stock Repurchase Program to $25.0 million. Through the end of the quarter, the Company had repurchased 1,006,608 shares under the expanded program at an aggregate purchase price of approximately $21.4 million.

Commenting on the third quarter's results, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "Our results primarily reflect the impact of our efforts throughout the quarter to reduce our stock of spring and summer goods. While this contributed to the year-over-year increase in our comparable store sales, our sales mix was comprised of a higher percentage of clearance merchandise as compared to last year, which had a negative impact on our merchandise margins."

Mr. Scarborough continued, "As a result of our efforts, we ended the third quarter with our inventory levels commensurate with our fourth quarter sales expectations, and we will remain focused throughout the period on keeping our inventory levels in line with our trend of business. We will also stay focused, as always, on providing our customers with the most wanted merchandise coupled with outstanding customer service."

Nine Months Results

Net income for the nine-month period ended November 2, 2002 was $38.3 million, or $1.80 per diluted share. Total sales increased 5.4% to $618.6 million from $586.9 million in the year-ago period. Comparable store sales increased 5.5% compared to the same 39-week period last year.

The Company's reported net loss for the same period last year, before the extraordinary item, was $27.4 million, or $1.37 per share on both a basic and diluted basis. Net income as reported for last year after the extraordinary item was $238.6 million, or $11.94 per share. On a proforma basis, net income for last year was $33.4 million, or $1.67 per diluted share (details of the proforma financial presentation are described below). This year's earnings of $38.3 million represent a 14.7% increase over last year's proforma earnings.

Fourth Quarter and Fiscal 2002 Outlook

Commenting on the Company's fourth quarter and fiscal 2002 outlook, Mr. Scarborough stated, "Looking ahead, the later occurrence of Thanksgiving this year as compared to

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Stage Stores Announces
Third Quarter Results;
Discusses Earnings Outlook
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last year will result in a shift of holiday sales from November to December. As a result, it will be more meaningful to look at comparable store sales results for the combined nine-week November and December period rather than each month individually. While we continue to be cautious in our outlook for the fourth quarter, we remain comfortable with our previously provided guidance for the period. Our current outlook for comparable store sales for the remaining 13 weeks of the fiscal year continues to be in a range of flat to a 2.5% increase. We continue to anticipate that our net income for the fourth quarter will be in a range of $15.6 million to $16.2 million, or earnings of $0.78 to $0.81 per diluted share using an estimated diluted share count of 20.1 million shares. As a result of our earnings for the third quarter exceeding our previously provided outlook for the period, we are raising our earnings guidance for fiscal 2002 to be in a range of $53.9 million to $54.5 million. This equates to earnings of $2.57 to $2.60 per diluted share using an estimated diluted share count of 21.0 million shares."

Presentation of Financial Results

Actual and proforma presentations of financial results for the third quarter and first nine months of fiscal 2001 are attached to this release. Actual results for the third quarter and first nine months of fiscal 2001 include certain charges and expenses, as well as an extraordinary item, related to the Company's Chapter 11 reorganization activities and subsequent emergence from bankruptcy. In order to illustrate what the Company's results during the third quarter and first nine months of fiscal 2001 would look like after the elimination of these charges, expenses and the extraordinary item, proforma financials have been included. The proforma financials also remove the net operating results of stores closed during the reorganization period, back out the adjustment to accrete the yield on repurchased accounts receivable and adjust for the impact of the Company's debtor-in-possession financing. Footnotes to the proforma financials have been provided which reconcile the actual results to the proforma results. Future period results will be subject to certain risks and uncertainties as discussed in the safe harbor paragraph below.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the third quarter's results as well as its outlook for the fourth quarter and full fiscal year. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at stagestoresinc.com and then clicking on the web cast link under the Investor Relations tab. As an alternative, individual investors

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and other interested parties can listen to the conference call web cast by logging on to the companyboardroom website, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on November 29, 2002.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The company currently operates 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the months of November and December, for the fourth quarter of the 2002 fiscal year and for the full 2002 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 12, 2002, in the Company's Quarterly Report on Form 10-Q as filed with the SEC on May 24, 2002 and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Actual Quarter Ended				Proforma Quarter Ended
	November 2, 2002		November 3, 2001 (1)		November 3, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 204,420	100.0%	$ 195,808	100.0%	$ 195,808	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	148,308	72.6%	136,028	69.5%	135,491	69.2%	(a)
Gross profit	56,112	27.4%	59,780	30.5%	60,317	30.8%
Selling, general and administrative expenses	39,120	19.1%	40,708	20.8%	40,943	20.9%	(a),(b)
Store opening costs	400	0.2%	56	0.0%	56	0.0%
Reorganization items and store closure costs	-	0.0%	14,710	7.5%	-	0.0%	(a)
Fresh-start adjustments	-	0.0%	35,249	18.0%	-	0.0%	(c)
Interest	377	0.2%	1,199	0.6%	356	0.2%	(d)
Income (loss) before income tax and extraordinary item	16,215	7.9%	(32,142)	-16.4%	18,962	9.7%
Income tax expense	6,000	2.9%	3,925	2.0%	7,395	3.8%	(e)
Income (loss) before extraordinary item	10,215	5.0%	(36,067)	-18.4%	11,567	5.9%	(a)
Extraordinary item - gain on debt discharge	-	0.0%	265,978	135.8%	-	0.0%	(c)
Net income	$ 10,215	5.0%	$ 229,911	117.4%	$ 11,567	5.9%	(a)

Basic & Diluted earnings per common share data:
Basic earnings (loss) per common share before extraordinary item	$ 0.53		$ (1.81)		$ 0.58
Extraordinary item - gain on debt discharge per common share	-		13.32		-
Basic earnings per common share	$ 0.53		$ 11.51		$ 0.58
Basic weighted average common shares outstanding	19,362		19,973		19,973	(f)

Diluted earnings (loss) per common share before extraordinary item	$ 0.50		$ (1.81)		$ 0.58
Extraordinary item - gain on debt discharge per common share	-		13.32		-
Diluted earnings per common share	$ 0.50		$ 11.51		$ 0.58
Diluted weighted average common shares outstanding	20,289		19,973		19,973	(f)

EBITDA	$ 20,920	10.2%			$ 23,001	11.7%

      1.    Actual results of operations are presented on a combined basis with operations prior to September 1, 2001 reflecting those of the predecessor company. The Company emerged from bankruptcy on August  24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.
  Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales, cost of sales including occupancy costs and direct operating expenses of the stores included in the 2000 Store Closure Programs and the six stores closed during 2001 prior to September 1, 2001, the effective date of emergence from bankruptcy for accounting purposes (the "Effective Date"). Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The Company estimates the annual depreciation expense on the adjusted basis of depreciable assets owned as of Effective Date to be approximately $12.0 million annually. Proforma results include depreciation expense of $3.7 million for the thirteen weeks ended November 3, 2001.

  Securitization interest included in proforma results for each period presented is $2.0 million. Proforma securitization interest consists of (i) proforma interest of $0.7 million for four weeks based on $175.0 million of borrowings (based on outstanding borrowing levels at September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs and (ii) actual securitization interest of $1.3 million for the nine weeks ended November 3, 2001.

  Reported results have been adjusted to eliminate the effect of fresh-start adjustments and the extraordinary item - gain on debt discharge.

  Proforma interest expense included for each period presented is based on (i) proforma interest of $0.1 million for four weeks based on fees associated with outstanding letters of credit of $14.1 million, amortization of debt issue costs and no outstanding borrowings and (ii) actual interest expense of $0.2 million for the nine weeks ended November 3, 2001. Reported interest expense related to the debtor-in-possession financing of $1.0 million in the thirteen weeks ended November 3, 2001 has been eliminated.

  Reported tax expense has been adjusted to reflect a 39% effective rate.

  Weighted average shares outstanding represent the shares of new common stock issued under the Plan. All common share equivalents were anti-dilutive during the period.

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

					Proforma Thirty-Nine
	Actual Thirty-Nine Weeks Ended				Weeks Ended
	November 2, 2002		November 3, 2001 (1)		November 3, 2001
	Amount	% to Sales	Amount	% to Sales	Amount	% to Sales

Net sales	$ 618,624	100.0%	$ 586,895	100.0%	$ 583,591	100.0%	(a)
Cost of sales and related buying, occupancy and distribution expenses	430,067	69.5%	408,921	69.7%	402,987	69.1%	(a)
Gross profit	188,557	30.5%	177,974	30.3%	180,604	30.9%
Selling, general and administrative expenses	125,586	20.3%	132,136	22.5%	124,525	21.3%	(a),(b)
Store opening costs	808	0.1%	56	0.0%	56	0.0%
Reorganization items and store closure costs	-	0.0%	23,141	3.9%	-	0.0%	(a)
Fresh-start adjustments	-	0.0%	35,249	6.0%	-	0.0%	(c)
Interest	1,316	0.2%	10,872	1.9%	1,237	0.2%	(d)
Income (loss) before income tax and extraordinary item	60,847	9.8%	(23,480)	-4.0%	54,786	9.4%
Income tax expense	22,514	3.6%	3,935	0.7%	21,367	3.7%	(e)
Income (loss) before extraordinary item	38,333	6.2%	(27,415)	-4.7%	33,419	5.7%	(a)
Extraordinary item - gain on debt discharge	-	0.0%	265,978	45.3%	-	0.0%	(c)
Net income	$ 38,333	6.2%	$ 238,563	40.6%	$ 33,419	5.7%	(a)

Basic & Diluted earnings per common share data:
Basic earnings (loss) per common share before extraordinary item	$ 1.94		$ (1.37)		$ 1.67
Extraordinary item - gain on debt discharge per common share	-		13.32		-
Basic earnings per common share	$ 1.94		$ 11.94		$ 1.67
Basic weighted average common shares outstanding	19,762		19,973		19,973	(f)

Diluted earnings (loss) per common share before extraordinary item	$ 1.80		$ (1.37)		$ 1.67
Extraordinary item - gain on debt discharge per common share	-		13.32		-
Diluted earnings per common share	$ 1.80		$ 11.94		$ 1.67
Diluted weighted average common shares outstanding	21,308		19,973		19,973	(f)

EBITDA	$ 75,161	12.1%			$ 65,502	11.2%

(1)   Actual results of operations are presented on a combined basis with operations prior to September 1, 2001 reflecting those of the predecessor company. The Company emerged from bankruptcy on August 24, 2001 (the "Effective Date"). For financial reporting purposes, the Effective Date was assumed to be September 1, 2001, the last day of the Company's seventh fiscal period. The adjustments to reflect the consummation of the Company's Plan of Reorganization, including the gain on discharge of pre-petition liabilities and the adjustment to record assets and liabilities at their fair value, were recorded on the Effective Date. Accordingly, the Company's post-reorganization financial statements are not comparable to the pre-reorganization financial statements.

  Reported results have been adjusted to eliminate the net expense resulting from the Company's Chapter 11 Proceedings, subsequent reorganization efforts and store closures. This includes the reported sales, cost of sales including occupancy costs and direct operating expenses of the stores included in the 2000 Store Closure Programs and the six stores closed during 2001 prior to the Effective Date. Reported depreciation expense prior to the Effective Date is also adjusted for the impact of the basis reduction to recorded property, equipment and leasehold improvements due to fresh-start adjustments. The Company estimates the annual depreciation expense on the adjusted basis of depreciable assets owned as of Effective Date will be approximately $12.0 million annually. Proforma results include depreciation expense of $9.5 million for the thirty-nine weeks periods ended November 3, 2001..

  Securitization interest included in proforma results for each period presented is $6.3 million. Proforma securitization interest consists of (i) proforma interest of $5.0 million for thirty weeks based on $175.0 million of borrowings (based on outstanding borrowing levels at September 1, 2001) at an interest rate of 3.95% plus unused facility fees and amortization of debt issue costs and (ii) actual securitization interest of $1.3 million for the nine weeks ended November 3, 2001.  The adjustment to accrete yield on repurchased receivables of $9.0 million in the thirty-nine weeks ended November 3, 2001 has been eliminated.

  Reported results have been adjusted to eliminate the effect of fresh-start adjustments and the extraordinary item - gain on debt discharge.

  Proforma interest expense included for each period presented is based on (i) proforma interest of $1.0 million for thirty weeks based on fees associated with outstanding letters of credit of $14.1 million, amortization of debt issue costs and no outstanding borrowings and (ii) actual interest expense of $0.2 million for the nine weeks ended November 3, 2001. Reported interest expense related to pre-petition debt and debtor-in-possession financing of $10.7 million in the thirty-nine weeks ended November 3, 2001 has been eliminated.

  Reported tax expense has been adjusted to reflect a 39% effective rate.

  Weighted average shares outstanding represent the shares of new common stock issued under the Plan. All common share equivalents were anti-dilutive during the period.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	November 2, 2002	February 2, 2002

ASSETS
Cash and cash equivalents	$ 16,328	$ 22,679
Retained interest in receivables sold	82,939	114,769
Accounts receivable, net	11,078	11,524
Merchandise inventories	221,430	178,818
Prepaid expenses and other current assets	18,771	17,688
Total current assets	350,546	345,478

Property, equipment and leasehold improvements, net	133,565	109,612
Other assets	6,768	5,629
Total assets	$ 490,879	$ 460,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 57,293	$ 60,417
Accrued expenses and other current liabilities	52,803	47,324
Current portion of long-term debt	210	197
Total current liabilities	110,306	107,938

Long-term debt	672	873
Other long-term liabilities	14,417	11,684
Total liabilities	125,395	120,495

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares
authorized, 19,984 and 19,973 shares issued and outstanding, respectively	200	200
Additional paid-in capital	326,463	318,090
Less treasury stock - at cost	(21,446)	-
Retained earnings	60,267	21,934
Stockholders' equity	365,484	340,224
Total liabilities and stockholders' equity	$ 490,879	$ 460,719

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Reorganized		Predecessor
	Company		Company
	Thirty-Nine	Nine	Thirty
	Weeks Ended	Weeks Ended	Weeks Ended
	November 2,	November 3,	September 1,
	2002	2001	2001
Cash flows from operating activities:
Net income	$ 38,333	$ 6,131	$ 232,432
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	12,998	2,732	13,165
Amortization of debt issue costs	1,059	229	2,882
Provision for bad debts	24,232	5,627	12,606
Deferred income taxes and utilization of pre-reorganization deferred tax assets	9,873	-	-
Adjustment to accrete yield on repurchased accounts receivable	-	-	9,000
Write-off of property, equipment and leasehold improvements
and other assets associated with closed stores	-	-	1,931
Fresh-start adjustments	-	-	35,249
Gain on debt discharge	-	-	(265,978)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and retained interest in receivables sold	5,044	(9,793)	(255)
(Increase) decrease in merchandise inventories	(42,612)	(45,959)	26,988
(Increase) decrease in other assets	(5,054)	2,947	858
Increase (decrease) in accounts payable and other liabilities	5,088	24,682	(2,547)
Total adjustments	10,628	(19,535)	(166,101)
Net cash provided by (used in) operating activities	48,961	(13,404)	66,331

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(37,223)	(6,833)	(6,318)
Proceeds from retirement of fixtures and equipment	272	-	355
Net cash used in investing activities	(36,951)	(6,833)	(5,963)

Cash flows from financing activities:
Proceeds from (payments on):
Debtor-in-possession credit facility	-	-	(224,288)
Pre-petition working capital facility	-	-	832
Debt issue costs	(100)	-	(4,130)
Long-term debt	(188)	-	(185)
Repurchase of common stock	(21,446)	-	-
Exercise of stock options	373	-	-
Increase in borrowings under account receivable facility	3,000	10,000	175,000
Net cash provided by (used in) financing activities	(18,361)	10,000	(52,771)
Net increase (decrease) in cash and cash equivalents	(6,351)	(10,237)	7,597
Cash and cash equivalents:
Beginning of period	22,679	28,107	20,510
End of period	$ 16,328	$ 17,870	$ 28,107
Supplemental disclosures:
Interest paid	$ 688	$ 109	$ 11,053
Income taxes paid	$ 5,680	$ -	$ -